EXHIBIT 99.1

CONTACT:	William Koziel (847) 597-8800

Così, Inc. Announces New Franchisee For The D. C. Market

DEERFIELD, IL – April 27, 2010 – Così, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today announced that it has sold thirteen restaurants in the Washington D. C. market to Capitol C Restaurants LLC (“Capitol C”) for $8.4 million. The restaurants will be operated under a franchise agreement between the parties and Capitol C has entered into a development agreement to open six additional Così restaurants in the District of Columbia.  Capitol C is led by Richard Pawlowski, Principal and Chief Executive Officer.  Mr. Pawlowski is an experienced multi-unit restaurant operator and developer in the D. C. market.

Under the terms of the Asset Purchase and Sale Agreement, $6.4 million of the purchase price was paid in cash at closing, $1.4 million is to be paid pursuant to a three-year note and the balance of $0.6 million is being held in escrow subject to the satisfaction of certain conditions.

 “We are pleased to have a franchisee of Richard’s caliber join the Così system”, said James Hyatt, Così’s President and Chief Executive Officer.  “He is a seasoned operator and developer who fully understands the D.C. market.  He aligns perfectly with the profile of our ideal franchisee.  As we continue to operate 11 company-owned restaurants in the greater Washington D. C. area, we look forward to working together with Richard and his team to further develop the brand in this market.”

“Così is an exciting concept with delicious food, innovative menu offerings and a great casual ambience” stated Pawlowski. “We look forward to working collaboratively with Così to expand the brand in the D. C. market.”

Mr. Hyatt further commented, “This transaction fits our strategic plan of expanding the brand by assembling experienced operators with proven abilities to develop new restaurants and providing them with quality development area opportunities.  Capitol C’s joining the Così family demonstrates our ability to attract the finest quality franchisees and reinforces our conviction in the brand and its potential.  In addition, this transaction will provide us with additional capital to stimulate revenue growth, support franchisee growth, selectively develop company-owned stores and otherwise enhance stockholder value.”

About Così, Inc.
Così (http://www.getcosi.com) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 99 Company-owned and 44 franchise restaurants operating in eighteen states, the District of Columbia and the United Arab Emirates. The Così vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così menu features Così sandwiches, freshly-tossed salads, melts, soups, Così bagels, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” and “(Sun & Moon Design),” and related marks are registered trademarks of Così, Inc.
Copyright © 2010 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets including foreign markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.